Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 30, 2012, with respect to the statement of revenues and direct operating expenses of the assets acquired by Linn Energy, LLC from BP America Production Company (Hugoton Acquisition), and to the use of our report dated September 17, 2012, with respect to the statements of revenues and direct operating expenses of the assets acquired by Linn Energy, LLC from BP America Production Company (Green River Acquisition), in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-182305) and related Prospectus of LinnCo, LLC and Linn Energy, LLC.

/s/ ERNST & YOUNG LLP

Houston, Texas

October 1, 2012